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                                                                     EXHIBIT 2.3

                                                                  EXECUTION COPY

                           SPONSOR GUARANTEE AGREEMENT

                          Dated as of February 26, 2004

      THIS SPONSOR GUARANTEE AGREEMENT (this "Guarantee Agreement") by Empresas ICA, Sociedad Controladora, S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of Mexico (the "Guarantor"), in favor of Banco Santander Central Hispano, S.A., New York Branch, as Offshore Collateral Agent for the benefit of the Secured Parties under the Common Agreement referred to below (together with its successors and assigns the "Offshore Collateral Agent").

                                   WITNESSETH:

      WHEREAS, the Guarantor caused to be formed with Open Joint Stock Company "Power machines - ZTL, LMZ, Electrosila, Energomachexport", an open joint stock company organized and existing under the laws of the Russian Federation ("Energo") and La Nacional Compania Constructora, S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of Mexico ("La Nacional"), Constructora Internacional de Infraestructura, S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of Mexico (the "Borrower"), to finance, engineer, supply and construct the El Cajon Hydroelectric Project to be located in the State of Nayarit, Mexico (the "Project");

      WHEREAS, the Borrower was awarded the Project by the Comision Federal de Electricidad (the "CFE") on March 14, 2003 and has entered into the Contrato Mixto de Obra Publica Financiada, dated as of March 26, 2003 (as such agreement may be amended, modified or supplemented from time to time in accordance with the Financing Documents, the "Public Works Contract") by and between the CFE and the Borrower;

      WHEREAS, the Borrower has entered into a Common Agreement, dated as of February 26, 2004 (as such agreement may be amended, modified or supplemented from time to time, the "Common Agreement") with the lenders from time to time party thereto, WestLB AG, New York Branch, as Facility Administrative Agent and as Intercreditor Agent, Citibank, N.A., as Note Trustee, the Offshore Collateral Agent, Banco Santander Mexicano, S.A., as Onshore Collateral Agent and the other Creditors and Creditor Representatives from time to time party thereto, pursuant to which the Creditors have agreed to make available to the Borrower the credit facilities described therein (the "Credit Facilities");

      WHEREAS, it is a condition precedent to the Creditors making the Credit Facilities available to the Borrower pursuant to the Common Agreement that the Guarantor execute and deliver this Guarantee Agreement; and


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      WHEREAS, the Guarantor expects to receive significant benefit from the
Creditors making the Credit Facilities available to the Borrower.

      NOW THEREFORE, in consideration of the foregoing and in order to induce the Creditors to enter into the Common Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Guarantor hereby acknowledges, the parties hereto agree as follows:

                                   ARTICLE I.

                   DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

      1.1. Definitions; Rules of Construction. For all purposes of this Guarantee Agreement, (i) except as otherwise expressly provided herein, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Common Agreement, which definitions are incorporated herein by reference as if fully set forth herein and (ii) the rules of construction set forth in Section 1.03 of the Common Agreement are incorporated herein by reference as if fully set forth herein.

      1.2. Business Day Adjustment. Where the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day.

      1.3. Accounting Principles. Except as otherwise provided in this Guarantee Agreement, all computations and determinations as to financial matters, and all financial statements to be delivered under this Guarantee Agreement made or prepared on or prior to the Closing Date shall be made or prepared in accordance with Mexican GAAP. In addition, all such computations and determinations as to financial matters and all financial statements to be delivered after the Closing Date shall comply with Section 1.02 of the Common Agreement, which is incorporated herein by reference.

      1.4. Certain Defined Terms. As used herein, the following terms shall have the meanings set forth below:

      "Acceleration Determination Date" means 60 days from the date of the notice delivered by the Intercreditor Agent to the Borrower accelerating the Loans, Investor Notes and other Obligations of the Borrower upon an Event of Default, in accordance with Section 7.02 of the Common Agreement.

      "Capital Stock" means with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not such shares, interests, participations or other equivalents have any voting rights) of corporate stock of such Person.

      "CFE Determination Date" means, as applicable, (i) 60 days after the date of the termination notice delivered by the CFE to the Borrower under Section 26.4(a) of the Public

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Works Contract, or (ii) 60 days after the date of the automatic termination of the Public Works Contract under Section 26.5 thereof.

      "Contractor Determination Date" means the earlier of (i) the date of a legal, valid and enforceable written agreement executed by the CFE to pay the Termination Value (minus applicable set-offs or other reduction or compensation) under the Public Works Contract, which agreement is enforceable against the CFE in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein and therein is subject to (A) bankruptcy and other similar laws of general application affecting rights and remedies of creditors, and (B) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (ii) the date of the arbitration award that settles any dispute between the Borrower and the CFE over or affecting the Termination Value (minus applicable set-offs or other reduction or compensation) under the Public Works Contract.

      "Confidential Information" shall have the meaning ascribed thereto in
Section 6.18.

      "Economic Interest" means the direct or indirect ownership by one Person of Capital Stock in another Person. A Person who directly holds all of the Capital Stock of another Person is understood to hold an Economic Interest of 100% in such other Person. For purposes of determining the Economic Interest of one Person in another Person where there are one or more other Persons in the chain of ownership, the Economic Interest of the first Person in the second Person shall be deemed proportionately diluted by Economic Interests of less than 100% held by such other Persons in the chain of ownership.

      "Guaranteed Obligations" shall have the meaning ascribed thereto in
Section 2.1(a) hereof.

      "Guarantor's Group" means the Guarantor and its Subsidiaries.

      "Guarantor's Material Adverse Effect" means a material adverse effect, as determined in the reasonable opinion of the Offshore Collateral Agent (acting at the direction of the Intercreditor Agent), on (i) the ability of the Guarantor to perform its obligations within the period contemplated therefor (including any applicable grace period not exceeding thirty (30) days) under this Guarantee Agreement or any other Transaction Document to which it is a party; (ii) the business, operations, financial condition or prospects of the Guarantor or of the Guarantor's Group taken as a whole; (iii) the rights or remedies of the Offshore Collateral Agent (acting at the direction of the Intercreditor Agent), for the benefit of the Secured Parties, under this Guarantee Agreement or of any Secured Party under any other Financing Document; or (iv) the validity or enforceability of this Guarantee Agreement.

      "Initial Obligors" shall mean, collectively, (i) the Borrower under and in connection with the Financing Documents and the other Transaction Documents to which it is party, and (ii) the Guarantor and each Subsidiary of the Guarantor under and in connection with each Transaction Document to which it is party (each individually, an "Initial Obligor").

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      "Material Subsidiary" means, at any time, the Borrower and any Subsidiary of the Guarantor which: (i) has profits before interest and tax representing 10% or more of the consolidated earnings before interest and tax of the Guarantor's Group; (ii) has tangible net worth representing 10% or more of consolidated tangible net worth of the Guarantor's Group; or (iii) has turnover representing 10% or more of consolidated turnover of the Guarantor's Group, in each case on a consolidated basis. Compliance with the conditions set out in clauses (i), (ii) and (iii) above shall be determined by reference to the most recent certificate delivered by the Guarantor pursuant to Section 4.13(b) hereof and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Guarantor's Group but if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Guarantor's Group were prepared, the financial statement shall be adjusted in order to take into account the acquisition of that Subsidiary. A report by the auditors of the Guarantor that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties. Notwithstanding the foregoing, each of CECSA, Piadisa and ICASA shall at all times be deemed "Material Subsidiaries" of ICA.

      "Outstanding Obligations" at a certain date, means the outstanding Obligations existing at such date, after giving effect to any and all net amounts received by the Collateral Agents and/or the Intercreditor Agent, as applicable, for the benefit of the Secured Parties at such date under any Security Documents, any Disbursement LC and any Cost Overrun LC.

      "Recipient" shall have the meaning ascribed thereto in Section 6.18 hereof.

      "Subsidiary" of the Guarantor means:

      (a) any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of a corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by the Guarantor or one or more of its Subsidiaries, or the Guarantor and one or more of its Subsidiaries;

      (b) any partnership of which the Guarantor or one or more of its Subsidiaries, or the Guarantor and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated, including without limitation partes sociales) thereof; or (ii) is a general partner, in the case of a limited partnership, or is a partner that has authority to the bind the partnership, in all other cases; or

      (c) any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated, including without limitation partes sociales) are at the time directly, indirectly or beneficially owned or controlled by the Guarantor or one or more of its Subsidiaries, or the Guarantor and one or more of its Subsidiaries.

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      "Total Assets" of the Guarantor means the total consolidated assets of the
Guarantor, as reflected on the most recent audited consolidated balance sheet of the Guarantor prepared in accordance with the relevant accounting principles specified in Section 1.3 above.

                                   ARTICLE II.

                                  THE GUARANTEE

      2.1.  The Guarantee.

      (a) Subject to Section 2.1(b) below, the Guarantor hereby unconditionally and irrevocably guarantees to the Offshore Collateral Agent, for the benefit of the Secured Parties (the "Guaranteed Obligations"):

            (i)   the full and prompt payment and performance when due
(whether at stated maturity, or by acceleration, mandatory prepayment or otherwise), and without any demand or notice whatsoever, of the full amount of all obligations of the Borrower under the Financing Documents, including without limitation, the Obligations;

            (ii) the full payment and performance by the Guarantor, La Nacional and Energo and by each of their Subsidiaries of its obligations under and pursuant to each Transaction Document; and

            (iii) the full payment and performance of the Borrower of its obligations under and pursuant to the Public Works Contract.

      (b) The Guarantor's payment obligations under Sections 2.1(a)(i) and 2.1(a)(iii) shall be limited as follows:

            (i) upon an early termination of the Public Works Contract by the CFE under Section 26.4(a) thereof or an automatic termination of the Public Works Contract under Section 26.5 thereof, to the payment, on the CFE Determination Date, of an amount equal to the excess, if any, of:

                  (1) the Outstanding Obligations due and payable on the CFE Determination Date,over

                  (2)   the aggregate of the net amounts, if any:

                        (x) to be paid by the CFE to the Borrower under the Public Works Contract in accordance with a legal, valid and binding written agreement executed by the CFE to pay the Termination Value (minus applicable set-offs, if any) under the Public Works Contract, which agreement is enforceable against the CFE in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein and therein is subject to (A) bankruptcy and other similar laws of general application affecting rights and

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remedies of creditors, and (B) the application of general principles of equity
(regardless of whether considered in a proceeding in equity or at law); and

                        (y)   claimed (net of any set-offs or other
reduction or compensation) by the Borrower against the CFE, which claim has a reasonable likelihood of success under the Public Works Contract as supported in an opinion of counsel acceptable to the Offshore Collateral Agent (acting at the direction of the Intercreditor Agent), and is the subject of on-going arbitration proceedings in accordance with Section 31.3 of the Public Works Contract being diligently prosecuted by the Borrower (or if only a portion of such claim has a reasonable likelihood of success, then the amount of such claim that has a reasonable likelihood of success).

      If the Borrower's arbitration claim contemplated under clause (y) above is not successful, in whole or in part, the Guarantor's payment obligations under this Section 2.1(b)(i) shall increase at such time by the amount of the unsuccessful claim or the amount by which such amount might be reduced as the result of any set-off or other reduction in compensation by the CFE. The Guarantor shall pay such additional amount increased by interest at the Default Rate and related costs and expenses (including attorney's fees) to the Offshore Collateral Agent, on behalf of the Secured Parties, within 60 days from the date that such arbitration award was rendered.

            (ii) upon an early termination of the Public Works Contract by the Borrower, to the payment, on the Contractor Determination Date, of an amount equal to the excess, if any, of:

                  (1) the Outstanding Obligations due and payable on the Contractor Determination Date, over

                  (2) the aggregate of the net amounts, if any, to be paid by the CFE to the Borrower on the Acceleration Determination Date in accordance with either:

                        (x)   a legal, valid and binding written
agreement executed by the CFE to pay the Termination Value (minus applicable set-offs, if any) under the Public Works Contract, which agreement is enforceable against the CFE in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein and therein is subject to (A) bankruptcy and other similar laws of general application affecting rights and remedies of creditors, and (B) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), or

                        (y) the final arbitration award that settles a dispute between the Borrower and the CFE over or affecting the Termination Value (minus applicable set-offs, if any) under the Public Works Contract.

            (iii) if, upon an acceleration of the Loans and other Obligations of Borrower under the Common Agreement by the Intercreditor Agent pursuant to
Section 7.02 of the Common Agreement, the CFE does not terminate the Public Works Contract before or on the Acceleration

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Determination Date, for any cause whatsoever, to the payment, on the
Acceleration Determination Date, of an amount equal to the Outstanding Obligations due and payable on the Acceleration Determination Date.

      (c) Notwithstanding the limitations set forth in Section 2.1(b), the Guarantor shall remain liable for any additional cost (including, without limitation, interest and arbitration costs and expenses) that might arise, directly or indirectly, from the Obligations due and owing after the CFE Determination Date, the Contractor Determination Date and the Acceleration Determination Date, as applicable.

      (d) If any portion of the Guaranteed Obligations is not paid or performed when due, the Guarantor hereby agrees to and will pay and perform the same in full when due, without resort by the Offshore Collateral Agent, for the benefit of the Secured Parties, to any other Person (including any other guarantor of such Guaranteed Obligations) or any collateral or security for the same, together with interest at the Default Rate.

      (e) Subject to Section 2.1(b) above, the obligations of the Guarantor to the Offshore Collateral Agent, for the benefit of the Secured Parties, hereunder are primary, absolute, irrevocable and unconditional.

      (f) If following any termination of the Public Works Contract CFE, with the consent of the Intercreditor Agent, unconditionally assumes all of the obligations of the Borrower under the Financing Documents pursuant to and in accordance with the CFE Side Letter and as described below then, following the date of such assumption by CFE, the obligations of the Guarantor pursuant to
Section 2.1(a)(i) in respect of the principal amount of any Funded Debt shall not apply to the principal amount of the Funded Debt assumed by CFE on an unconditional and full-recourse basis pursuant to a written agreement enforceable against CFE in accordance with its terms (which agreement is in form and substance acceptable to the Intercreditor Agent in its discretion and is accompanied by such legal opinions as the Intercreditor Agent may request).

      2.2.  Terms of Guarantee.

      (a) This Guarantee Agreement is continuing in nature and shall be effective with respect to the full amount of all outstanding Guaranteed Obligations, now existing or hereafter arising or extended. This Guarantee Agreement is a guaranty of prompt and punctual payment and performance and is not merely a guaranty of collection. The Guarantor expressly agrees that this Guarantee Agreement shall continue in full force and effect regardless of any invalidity of any of the Guaranteed Obligations or any agreement or instrument relating thereto or the invalidity or unenforceability of any Transaction Document and whether or not any Guaranteed Obligations are outstanding at any particular time and, to the fullest extent permitted by any applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.2 that the obligations of the Guarantor hereunder shall be, subject to Section 2.1(b), absolute and unconditional.

      (b) The Guarantor hereby waives notice of the Offshore Collateral Agent's acceptance of this Guarantee Agreement and the creation, extension or renewal of the Credit Facilities or any other Guaranteed Obligation. The Guarantor hereby consents and agrees that, at

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any time or times, without notice to or further approval from the Guarantor, and without in any way affecting the obligations of the Guarantor hereunder, any Secured Party may, with or without consideration (i) release, compromise with, or agree not to sue, in whole or in part, any Initial Obligor or any other obligor, guarantor, endorser or surety on the Credit Facilities, any part thereof or any other Guaranteed Obligation, (ii) renew, extend, accelerate, or increase or decrease the principal amount of the Credit Facilities, the Commitment or any part thereof or any other Guaranteed Obligation, either in whole or in part, (iii) amend, waive, or otherwise modify any of the terms of the Commitment, the Credit Facilities or any part thereof or any other
Guaranteed Obligation, or of any Transaction Document or other mortgage, deed to secure debt, deed of trust, security agreement, or other undertaking of any Initial Obligor or any other obligor, endorser, guarantor or surety in connection with the Commitment, the Credit Facilities or any part thereof or any other Guaranteed Obligation, (iv) apply any payment received from any Initial Obligor, or any other obligor, guarantor, endorser or surety on the Credit Facilities or any other Guaranteed Obligation to any of the liabilities of such Initial Guarantor, or such other obligor, guarantor, endorser, or surety which such Secured Party may choose and (v) agree, approve, consent to or acquiesce in any of the foregoing.

      (c)   Subject to Section 2.1(b):

            (i) The Guarantor hereby consents and agrees that any Secured Party may at any time or times, either with or without consideration, surrender, release or receive any Collateral or other collateral of any kind or nature whatsoever held by it or for its account securing the Credit Facilities or any other Guaranteed Obligation, or substitute any collateral so held by such Secured Party for other collateral of like or different kind, without notice to or further consent from the Guarantor, and such surrender, receipt, release or substitution shall not in any way affect the obligations of the Guarantor hereunder.

            (ii) Each Secured Party shall have full authority to adjust, compromise, and receive less than the amount due upon the collateral described above, and may enter into any accord and satisfaction agreement with respect to the same as such Secured Party may deem advisable without affecting the obligations of the Guarantor hereunder. No Secured Party shall be under any duty to undertake to collect upon such collateral or any part thereof, and the Guarantor's obligations hereunder shall not be affected by such Secured Party's alleged negligence or mistake in judgment in handling, disposing of, obtaining, or failing to collect upon or perfect a security interest in, any such collateral.

      (d) The Guarantor hereby consents and agrees that, other than as expressly provided in Section 2.1(b), the occurrence of any one or more of the following shall not in any way affect the obligations of the Guarantor hereunder: (i) any bankruptcy, concurso mercantil, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation, moratorium, rescheduling or similar proceedings with respect to any Initial Obligor, or any other Person; (ii) the occurrence of any Default or Event of Default; (iii) any transfer of any property to or from any Initial Obligor, including without limitation any transfer or purported transfer to any Initial Obligor from any Person, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of any Initial Obligor with or into any Person or any change whatsoever in the objects, constitution or business of any Initial Obligor or, any change in ownership of any shares of capital stock of any Initial Obligor; (iv) any default, failure

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or delay, willful or otherwise, on the part of any Initial Obligor, or any
Sponsor or any other Person to perform or comply with, or the impossibility or illegality of performance by any Initial Obligor, or any Sponsor or any other Person of, any term of any Transaction Document or other agreement; (v) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of any Initial Obligor, or any other Person for any reason whatsoever, including without limitation any suit or action in any way attacking or involving any issue, matter or thing in respect of the Guaranteed Obligations, the Transaction Documents or any other agreement; (vi) any lack or limitation of status or of power, incapacity or disability of any Initial Obligor, or any trustee or agent of any of them; (vii) any change in any applicable Law; (viii) any amendment, supplement or modification to, or departure from, any Transaction Document; or (ix) any other thing, event, happening, matter, circumstances or condition whatsoever, not in any way limited to the foregoing provisions of this
Section 2.2, which might otherwise constitute a defense available to, or a discharge of, any Initial Obligor in respect of any Guaranteed Obligation or the Guarantor in respect of this Guarantee Agreement.

      2.3. Waiver. The Guarantor hereby waives presentment, demand, protest, and notice of dishonor of any of the liabilities guaranteed hereby. Subject to
Section 2.1(b), no Secured Party shall have any duty or obligation (i) to initiate, proceed with or exhaust any remedy against any Initial Obligor, any other obligor, guarantor, endorser, or surety on the Credit Facilities or any other Guaranteed Obligation, or any security held by such Secured Party for the Credit Facilities or any other Guaranteed Obligation, or (ii) to give any notice whatsoever to any Initial Obligor, or any other obligor, guarantor, endorser, or surety on the Credit Facilities or any other Guaranteed Obligation, before bringing suit, exercising rights to any such security or instituting proceedings of any kind against any Initial Obligor, and the Guarantor hereby waives any requirement for such actions by the Secured Party.

      2.4. Subordination. Until the Commitment has been terminated and the Credit Facilities and other Guaranteed Obligations have been indefeasibly paid and performed in full, all present and future indebtedness and obligations of each Initial Obligor to the Guarantor are hereby subordinated in right of payment to the Guaranteed Obligations. All monies received from any Initial Obligor or for its account by the Guarantor with respect to such indebtedness or obligations after the occurrence and during the continuance of a Default under the Common Agreement shall be received in trust for the Offshore Collateral Agent, for the benefit of the Secured Parties, and promptly upon receipt be paid over to the Offshore Collateral Agent, for the benefit of the Secured Parties, upon its request until the Guaranteed Obligations and the Borrower's other indebtedness and obligations to the Secured Parties are fully paid, satisfied and performed, all without prejudice to and without in any way affecting the obligations of the Guarantor hereunder.

      2.5. Waiver of Subrogation. The Guarantor irrevocably and unconditionally hereby waives all rights it may have to be subrogated to the rights of the Secured Parties, and all other remedies that it may have against any Initial Obligor, in respect of which any payment is made hereunder until the Commitment has been terminated and the Credit Facilities and any other Guaranteed Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to the Guarantor on account of any such subrogation right or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the Offshore Collateral Agent, on behalf of the Secured Parties, and shall forthwith be paid to the

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Offshore Collateral Agent to be credited and applied to the Guaranteed
Obligations, whether matured or unmatured.

      2.6. Bankruptcy of any Initial Obligor. Upon the insolvency or bankruptcy of any Initial Obligor, the Secured Parties' rights hereunder shall not be affected or impaired by its omission to prove all or any portion of its claim, and any Secured Party may in its discretion value or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the Guarantor's obligations hereunder. Until the Commitment has been terminated and the Credit Facilities and other Guaranteed Obligations have been indefeasibly paid and performed in full, the Offshore Collateral Agent, on behalf of the Secured Parties, shall have the right to include in its claim the amount of all claims of the Guarantor against such Initial Obligor and to receive the full amount of all distributions in respect thereto, such distributions being hereby assigned and transferred to the Offshore Collateral Agent, on behalf of the Secured Parties. The Guarantor agrees that this Guarantee Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the liabilities hereby guaranteed are rescinded or must otherwise be returned or restored by any Secured Party upon the insolvency or bankruptcy of any Initial Obligor, or any other obligor, guarantor, endorser, or surety on the Credit Facilities or any other Guaranteed Obligations, all as though such payment had not been made.

      2.7. Separate Claims. Each default in the payment and performance of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs.

      2.8. Limitation of Guarantor Liability. The Guarantor confirms that it is its intention that the guarantee by the Guarantor pursuant to this Guarantee Agreement does not constitute a fraudulent transfer or conveyance for purposes of any federal, state or foreign law. To effectuate the foregoing intention, the Guarantor hereby irrevocably agrees that the obligations of the Guarantor under this Guarantee Agreement shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Guarantor and after giving effect to any collections from payments made by or on behalf of any other guarantor, if any, in respect of the obligations of such other guarantor under its guarantee, result in the obligations of the Guarantor under this Guarantee Agreement not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

      In order to induce the Offshore Collateral Agent, on behalf of the Secured Parties, to accept this Guarantee Agreement and to provide the financing contemplated under the Common Agreement and the other Financing Documents, the Guarantor hereby represents and warrants to the Offshore Collateral Agent, on behalf of the Secured Parties, as follows:

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      3.1.  Existence; Power. The Guarantor is a sociedad anonima de capital variable duly formed and validly existing under the laws of its jurisdiction of formation and has full corporate power and authority to enter into this Guarantee Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Guarantor of this Guarantee Agreement and each other Transaction Document to which it is a party have been duly authorized by all necessary corporate or shareholder action on the part of the Guarantor. The Guarantor and each of its Subsidiaries has the power to own its property and to carry on its business as it is now being conducted.

      3.2. Enforceability. This Guarantee Agreement and each other Transaction Document to which the Guarantor is a party have been duly executed and delivered by the Guarantor and constitute the legal, valid and binding obligation of the Guarantor enforceable in accordance with their terms, except as such enforceability may be limited by (i) the effect of applicable bankruptcy, concurso mercantil, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      3.3. Compliance with Agreements. The execution, delivery and performance by the Guarantor of this Guarantee Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval of any other Person that has not been obtained and each such consent and approval that has been obtained is in full force and effect,
(ii) violate any provision of the estatutos sociales, articles of incorporation or other organizational documents of the Guarantor, (iii) violate any provision of any applicable Law, (iv) conflict with, result in a breach of, or constitute a default under, the estatutos sociales, charter, bylaws or any resolution of the board of directors, shareholders or other organ of the Guarantor or any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Guarantor is a party or by which it or its property may be bound or affected; or (v) result in or require the creation or impositions of any Lien upon or with respect to any property now owned or hereafter acquired by the Guarantor, except for those Liens created under the Stock Pledge Agreement.

      3.4. Compliance with Law. The Guarantor and each of its Subsidiaries is in material compliance with all applicable Laws.

      3.5. Litigation. Except as set forth in Schedule 3.5 there are no actions, suits or proceedings pending or, to the best knowledge and belief of the Guarantor, threatened against the Guarantor or any of its Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or for or by any governmental or non-governmental body, domestic or foreign, that, if adversely determined, could reasonably be expected to have a Guarantor's Material Adverse Effect or, in any way relate to this Guarantee Agreement or any other Transaction Document to which the Guarantor is a party.

      3.6. Governmental Approvals. (a) No Governmental Approval is required in connection with the execution, delivery or performance by the Guarantor of this Guarantee Agreement or any other Transaction Document to which it is a party, including, without limitation, any thereof required in connection with the obtaining of U.S. Dollars to make payments under this Guarantee Agreement and the payment of such U.S. Dollars to Persons resident in the United States of America. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Mexico or Russia, as applicable, of this Guarantee Agreement that this Guarantee Agreement or any other document be filed, recorded or enrolled with any Governmental Authority in Mexico or Russia, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax; and

      (b) Each Governmental Approval set forth in Schedule 3.6(a) has been duly obtained by the Guarantor, was validly issued, is held in the name of the Guarantor, is in full force and effect and is not the object of a currently pending appeal. All such Governmental Approvals are free from conditions or requirements of compliance and the Offshore Collateral Agent has received a true, correct and complete copy of each Governmental Approval set forth in
Schedule 3.6(a).

      3.7. Financial Statements; Tax Returns. (a) The Guarantor has furnished to the Offshore Collateral Agent a copy of the audited financial statements of the Guarantor of the type described in Section 4.13(a) hereof, dated as of December 31, 2002 and the most recent publicly or otherwise available unaudited financial statements of the Guarantor of the type described in Section 4.13(b) hereof. Such financial statements were prepared in accordance with Section 1.3 and are true, complete and correct and present fairly the financial condition of the Guarantor and its Subsidiaries as of such date. Since the date of such financial statements, no event or circumstance has occurred which has had or could reasonably be expected to have a Guarantor's Material Adverse Effect.

      (b) Except as set forth in Schedule 3.7(b), as of December 31, 2003 the Guarantor and each of its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed by it or by such Subsidiary and the Guarantor and each such Subsidiary has paid or provided for the payment of, before the same become delinquent, all taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor or by such Subsidiary. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes are adequate to the extent required by the accounting standards applicable to them in accordance with Section 1.3.

      3.8. Absence of Defaults. (a) Except as set forth in Schedule 3.8(a), no defaults by the Guarantor or any of its Material Subsidiaries exist under any contracts or judgments, decrees or orders, except for defaults that, singly or in the aggregate, have not and will not have a Guarantor's Material Adverse Effect and the Guarantor has not defaulted in the performance of any of its obligations under this Guarantee Agreement or any other Transaction Document to which it is a party.

      (b) Neither the Guarantor nor, to the best of the Guarantor's knowledge, any other Project Party, is in default under or with respect to any Transaction Document to which such Person is a party or which it or its Properties may be bound, except for defaults that, singly or in the aggregate, have not and will not have a Guarantor's Material Adverse Effect. To the best of the Guarantor's knowledge, no Default or Event of Default or other default has occurred and is continuing nor has a waiver of any default under any Transaction Document been granted by any party thereto.

      3.9. Immunity. None of the Guarantor, any of its Subsidiaries or their respective properties has any immunity (whether on the grounds of sovereignty or otherwise) from jurisdiction of any court or from any legal process (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

      3.10. Governing Law and Enforcement. The choice of law of the State of New York, United States of America, as the governing law of this Guarantee Agreement will be recognized and enforced under the laws of the jurisdiction where the Guarantor is incorporated. Any judgment obtained in the State courts of or the Federal courts in the State of New York, United States of America relating to this Guarantee Agreement will be recognized and enforced under the laws of the jurisdiction in which the Guarantor is incorporated and in its courts.

      3.11. Pari Passu Ranking. The payment obligations of the Guarantor under this Guarantee Agreement rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of the Guarantor, except for those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application.

      3.12. Ownership. Each of Promotora e Inversora Adisa, S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of Mexico ("Piadisa") and Ingenieros Civiles Asociados, S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of Mexico ("ICASA") is a wholly-owned Subsidiary of ICA. Constructora El Cajon, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico ("CECSA") is a Subsidiary of ICA.

      3.13. Accuracy and Completeness of Information. No fact is known to the Guarantor that has resulted, or could in the future reasonably be expected to result in, a Guarantor's Material Adverse Effect. To the best knowledge of the Guarantor, no document furnished or other written statements made by the Guarantor to the Offshore Collateral Agent, on behalf of the Secured Parties, in connection with the negotiation, preparation or execution of this Guarantee Agreement or the Transaction Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state such material facts necessary in order to make the statements contained therein not misleading. The representations and warranties of the Guarantor set forth in any Transaction Document to which it is a party are true, correct and complete in all material respects.

      3.14. Transaction Documents. The Guarantor hereby acknowledges that it has received and reviewed all Transaction Documents, including the Financing Documents, and that is fully aware of the terms and conditions of the Guaranteed Obligations as set forth in such Transaction Documents.

      3.15 Survival. All representations and warranties under this Guarantee Agreement shall survive the execution and delivery of this Guarantee Agreement and all investigations and inquiries by the Offshore Collateral Agent, on behalf of the Secured Parties.

      3.16 Taxes. Neither the execution and delivery of this Guarantee Agreement nor the consummation of any of the transactions contemplated hereby will result in any tax, levy, impost, duty, charge or withholding imposed by any Governmental Authority on or with respect to such execution, delivery or consummation, or upon or with respect to any Secured Party.

                                   ARTICLE IV.

                                    COVENANTS

      The Guarantor hereby agrees that until the termination of this Guarantee Agreement pursuant to Section 5.1 hereof:

      4.1. Existence. The Guarantor will and will cause each of its Material Subsidiaries to preserve and maintain its corporate existence. The Guarantor shall cause each of CECSA, ICASA and Piadisa to at all times be Subsidiaries of the Guarantor.

      4.2. Rights; Franchises; Authorizations. The Guarantor will and will cause each of its Material Subsidiaries to preserve and maintain all of its corporate rights, privileges and franchises necessary or desirable in the normal conduct of their respective business. The Guarantor will promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and promptly supply certified copies to the Offshore Collateral Agent, on behalf of the Secured Parties, of) any consent, approval (including any Governmental Approval) or authorization of, or registration, filing, or declaration with, any Governmental Authority to conduct its business as currently conducted, to enable it to perform its obligations under this Guarantee Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Guarantee Agreement.

      4.3. Compliance with any applicable Requirement of Law. The Guarantor will and will cause each of its Material Subsidiaries to comply with the requirements of all applicable Laws in all material respects. If, as the result of any applicable Law issued, promulgated or otherwise enacted following the date of this Guarantee Agreement, any Governmental Approval is required in connection with the execution, delivery or performance (including any contingent and/or future performance) by the Guarantor of this Guarantee Agreement or any other Transaction Document to which it is a party, including, without limitation, any thereof required in connection with the obtaining of U.S. Dollars to make payments under this Guarantee Agreement and the payment of such U.S. Dollars to Persons or accounts resident or located in the United States of America, then the Guarantor promptly will request and use its best efforts immediately to obtain such Governmental Approval and will take all actions necessary to maintain in full force and effect the Governmental Approval and all rights of the Guarantor pursuant thereto.

      4.4. Compliance with Financing Documents. The Guarantor shall cause each of its Subsidiaries having a direct or indirect interest in any Initial Obligor to vote or to cause to be voted all of the shares of such Initial Obligor presently held by any such Subsidiary, as well as any other shares of any Initial Obligor that the Guarantor may directly or indirectly acquire or control in the future, in such manner, and take or cause to be taken any corporate actions as shall be necessary to cause all Guaranteed Obligations to be fulfilled as and when due and to achieve the prompt and effective implementation and performance of all of the provisions of the Transaction Documents to which the Guarantor or its Subsidiaries are a party.

      4.5. Limitations on Liens. The Guarantor shall not and shall not permit any of its Material Subsidiaries to create, assume or incur, or permit or suffer to exist or to be created, assumed or incurred, any Lien upon any of their respective properties of any character, whether now owned or hereafter acquired, or upon any income or profits therefrom, except:

      (i) any Lien listed on Schedule 4.5 hereto (except to the extent the principal amount secured by such Lien exceeds the amount stated in such schedule);

      (ii) any Lien arising by operation of law and in the ordinary course of trading or in the ordinary course of business;

      (iii) any Lien on any property acquired by a member of the Guarantor's Group after the date of this Guarantee Agreement if :

            (A) the Lien was not created in contemplation or as a result of the acquisition of that property by a member of the Guarantor's Group;

            (B) the principal amount secured has not been increased in contemplation of, or since the acquisition of that property by a member of the Guarantor's Group; and

            (C) the Lien is removed or discharged within three months of the date of acquisition of such property;

      (iv) any Lien on any property of any company which becomes a member of the Guarantor's Group after the date of this Guarantee Agreement where the Lien is created prior to the date on which that company becomes a member of the Guarantor's Group if:

            (A) the Lien was not created in contemplation or as a result of the acquisition of that company;

            (B) the principal amount secured has not increased in contemplation of, or since the acquisition of that company; and

            (C) the Lien is removed or discharged within three months of that company becoming a member of the Guarantor's Group; or

      (v) any Lien securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Liens other than any permitted under clauses (i) to (iv) above) does not exceed at any given time 10% of the Total Assets of the Guarantor as reflected on the then most recent audited consolidated balance sheet of the Guarantor.

      4.6. Disposition of Assets. Except as listed on Schedule 4.6, the Guarantor shall not and shall not permit any of its Material Subsidiaries to sell, lease, transfer or otherwise dispose (in any manner whether in whole or in part) of any interest in any of their respective properties in a single or series of related transactions, except any sale, lease, transfer or other disposal of any property:

      (i) made in the ordinary course of trading or business of the disposing entity with respect to inventories;

      (ii) in exchange for other property comparable or superior as to type, value and quality; or

      (iii) after the date of this Guarantee Agreement where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) and (ii) above), after the date of this Guarantee Agreement, does not exceed 10% of the Total Assets of the Guarantor as reflected on the then most recent audited consolidated balance sheet of the Guarantor.

      4.7. Bankruptcy. The Guarantor shall not, and shall not permit any of its Subsidiaries to, commence or join with any other party in commencing any bankruptcy, concurso mercantil, reorganization or insolvency proceedings of or against any Initial Obligor or the Guarantor.

      4.8. Transfer Restrictions. (i) The Guarantor shall not, and shall not permit any of its Subsidiaries to sell, transfer, assign, grant options to purchase, pledge or otherwise dispose of any direct ownership interest in any Capital Stock of any Initial Obligor at any time; and (ii) the Guarantor shall not, and shall not permit any Subsidiary having any direct or indirect interest in the Borrower to sell, transfer, assign, grant options to purchase, pledge or otherwise dispose of any indirect ownership interest in any Capital Stock of any Initial Obligor or in any other Economic Interest in any Initial Obligor.

      4.9. Change in Nature of Business. The Guarantor shall not and shall not permit any of its Material Subsidiaries to engage in any business other than business of the same general type as conducted by it on the date hereof.

      4.10. Mergers, etc. The Guarantor shall not and shall not permit any of its Material Subsidiaries to merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their respective properties (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the property or the business of any Person (or enter into any agreement to do any of the foregoing).

      4.11. No Restricted Payments. The Guarantor shall not, and shall cause its Subsidiaries to agree that such Subsidiary shall not, ask, demand, sue for, take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off, purchase, acquisition or redemption or in any other manner any restricted payment not permitted under Section 6.02(e) of the Common Agreement. In the event that, notwithstanding the provisions of this Section 4.11, the Borrower shall make, or the Guarantor or any of its Subsidiaries shall receive, any restricted payment not permitted under Section 6.02(e) of the Common Agreement, then and in any such event such payment shall be deemed to be the property of, segregated, received and held in trust for the benefit of the Offshore Collateral Agent, on behalf of the Secured Parties, and the

Guarantor shall cause such payment to be immediately paid over and delivered to the Offshore Collateral Agent, on behalf of the Secured Parties, in the same form as so received (with any necessary endorsement) to be held, applied and released in accordance with the Common Agreement.

      4.12. Pari Passu Ranking. The Guarantor shall ensure that at all times the claims of the Offshore Collateral Agent, on behalf of the Secured Parties, hereunder against the Guarantor will rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of the Guarantor, except for those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application.

      4.13. Information. So long as this Guarantee Agreement is in effect, the Guarantor shall deliver to the Offshore Collateral Agent, at the address specified for notices in Section 6.9 hereof (or such other address as any Party may specify in a writing delivered to each other Party), the following:

            (a) As soon as the same become available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Guarantor, the audited consolidated financial statements (prepared in accordance with Mexican GAAP reconciled to US GAAP) of the Guarantor for such fiscal year, including therein a balance sheet of the Guarantor as of the end of such fiscal year and statements of income and retained earnings and cash flows of the Guarantor for such fiscal year, setting forth (commencing with the fiscal year of the Guarantor ending December 31, 2003) in comparative form the corresponding figures for the preceding fiscal year, certified in a manner considered reasonable by the Offshore Collateral Agent (acting at the direction of the Intercreditor Agent) by a firm of independent public accountants acceptable to the Offshore Collateral Agent (acting at the direction of the Intercreditor Agent), which opinion shall (A) state that said financial statements fairly present the financial condition and results of operations of the Guarantor as at the end of, and for, such fiscal year in accordance with the accounting standards applicable to it pursuant to Section 1.3, and (B) state that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

            (b) As soon as the same become available, but in any event within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Guarantor, the unaudited consolidated balance sheet of the Guarantor for such quarter, statements of income and retained earnings and of cash flows of the Guarantor for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case (commencing with the fiscal period of the Guarantor ending March 31, 2004) in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Guarantor which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Guarantor in accordance with the accounting standards applicable to it pursuant to Section 1.3 consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), and, upon request, it shall promptly deliver in connection with any such certificate all supporting data, statements, documents and further information regarding such calculations as the Offshore Collateral Agent (acting at the direction of the Intercreditor Agent) may reasonably request;

            (c) Promptly upon becoming aware thereof, notice to the Offshore Collateral Agent of the institution of any litigation, arbitration proceeding or governmental proceeding which, if determined adversely to the Guarantor or any of its Subsidiaries, could reasonably be expected to have a Guarantor's Material Adverse Effect, together with a statement setting forth details of such matter and the action which the Guarantor or such Subsidiary proposes to take with respect thereto;

            (d) Promptly upon becoming aware thereof, notice to the Offshore Collateral Agent of the acceleration of the maturity of any Debt of the Guarantor or any of its Material Subsidiaries, in whole or in part, or of any event which shall have occurred and be continuing that, with the passage of time or the giving of notice or both, would permit any holder or holders of any Debt of the Guarantor or any of its Material Subsidiaries exceeding 10% of such Person's total Debt, any trustee or agent acting on behalf of such holder or holders, or any other Person to accelerate the maturity of such Debt or require the prepayment of such Debt;

            (e) Promptly upon becoming aware thereof, notice to the Offshore Collateral Agent of any event or circumstance which has had or could reasonably be expected to have a Guarantor's Material Adverse Effect and of any Default or Event of Default, which notice shall state the action that the Guarantor proposes to take to remedy such event or circumstance;

            (f) All reports delivered by the Guarantor to its equity holders (or any class of them) or its creditors generally at the same time as they are delivered;

            (g) From time to time and upon request of the Offshore Collateral Agent, such data, certificates, reports, statements, opinions or further information as the Offshore Collateral Agent (acting at the direction of the Intercreditor Agent) may reasonably request; and

            (h) On the final Business Day of each calendar month in which no Loan is made, a certificate of the Guarantor dated as of such Business Day to the effect that the representations and warranties of the Guarantor contained in Article III of this Guarantee Agreement are true and correct and the Guarantor is in full compliance with the covenants contained in
      Article IV of this Guarantee Agreement on and as of such Business Day.

      4.14. Inspection. At any time and from time to time upon reasonable notice, the Guarantor shall permit the Offshore Collateral Agent, the Intercreditor Agent and/or the respective agents and representatives of either of them to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Guarantor and to discuss the affairs, finances and accounts of the Guarantor with its principal officers and independent accountants, all of the foregoing at the expense of the Guarantor.

      4.15. Limitations in connection with Borrower. The Guarantor shall not, and shall cause its Subsidiaries not to, (i) modify its indirect equity interest in Borrower, or (ii) amend or modify any of Borrower's organizational documents or the Consortium Agreement or any shareholder agreement if in the reasonable opinion of the Offshore Collateral Agent any such amendment or modification affects any rights and remedies of any of the Secured Parties under any Financing Document or would constitute or result in a breach or default under the Public Works Contract.

                                   ARTICLE V.

                                   TERMINATION

      5.1. Termination. This Guarantee Agreement is a continuing guaranty and shall remain in full force and effect until the date on which all Obligations and all other amounts payable under the Financing Documents shall have been indefeasibly paid in full and any unutilized Commitment pursuant to the Credit Agreement irrevocably has been terminated or otherwise reduced to zero.

                                   ARTICLE VI.

                                  MISCELLANEOUS

      6.1. Rights Cumulative. This Guarantee Agreement is in addition to, and is not intended to supersede or be a substitute for any other guarantee, suretyship agreement or instrument that any Secured Party may hold in connection with the Credit Facilities or the other Guaranteed Obligations.

      6.2. Entire Agreement. This Guarantee Agreement contains the entire agreement between the parties relating to the subject matter hereof. The Guarantor's execution of this Guarantee Agreement was not (a) based upon any facts or materials provided by any Secured Party, (b) induced by any representation, statement or information made or furnished by any Secured Party; or (c) conditioned upon the execution of any other guarantee or other agreement by any third party, including, but not limited to Energo or La Nacional. The Guarantor further acknowledges and agrees that it assumes sole responsibility for independently obtaining any information or reports deemed necessary in reaching any decision to execute this Guarantee Agreement.

      6.3. Payment. The Guarantor shall make all payments of amounts owing pursuant to this Guarantee Agreement without set-off or counterclaim, in U.S. Dollars in immediately available funds by initiating a wire or electronic transfer to the Offshore Collateral Agent to the account indicated by the Offshore Collateral Agent from time to time in New York City, State of New York, United States of America, not later than 12:00 noon (New York City time) on the due date of such payment, which payment shall be applied in accordance with
Section 7.04 of the Common Agreement. If the Guarantor fails to make any payment due and required to be made by it under this Guarantee Agreement, then, to the extent permitted by law, such payment shall bear interest from the due date thereof until paid at the Default Rate. The Guarantor agrees to pay interest accrued hereunder in respect of any payment on demand. All computations of interest will be made by the Offshore Collateral Agent on the basis of a year of three hundred sixty (360) days and based upon the actual number of days elapsed (including the first day but excluding the last day).

      6.4 Contribution Among Guarantors. In order to provide for equitable contribution among the Guarantor and any other guarantor that may also guarantee the Guaranteed Obligations, the Guarantor and such other guarantor(s) may enter into agreements to establish the relative rights of contribution among themselves; provided, however, that (i) any such agreements shall not modify the joint and several nature of the obligations of the Guarantor hereunder or impair the rights of the Offshore Collateral Agent, on behalf of the Secured Parties, to hold the Guarantor liable for the payment of the full amount of all Guaranteed Obligations and all other amounts payable under this Guarantee and
(ii) the Guarantor irrevocably and unconditionally hereby waives all rights it may have to receive or collect any such contribution or other payment from any other guarantor (and all other remedies that it may have against any other guarantor) until the Commitment irrevocably has been terminated or otherwise reduced to zero and the Credit Facilities and any other Guaranteed Obligations have been paid in full. If any amount shall be paid to the Guarantor on account of any such contribution right or other remedy, notwithstanding the waiver herein, such amount shall be received in trust for the benefit of the Offshore Collateral Agent, on behalf of the Secured Parties, and shall forthwith be paid to the Offshore Collateral Agent, on behalf of the Secured Parties to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

      6.5. Payments Free and Clear of Taxes, Etc. (a) All sums payable by the Guarantor hereunder to any Secured Party shall be paid in full, free of any deductions or withholdings for any and all Taxes. In the event that the Guarantor is prohibited by law from making payments hereunder free of such deductions or withholdings to any Secured Party, then the Guarantor shall pay such additional amount as may be necessary in order that the actual amount received after such deduction or withholding shall equal the full amount stated to be payable hereunder.

            (b) The Guarantor shall pay directly to all appropriate taxing authorities any and all Taxes, and all liabilities with respect to such Taxes imposed by law or by any taxing authority on or with regard to any payment required to be made by the Guarantor hereunder provided that the Guarantor hereby agrees to indemnify the Secured Parties and holds each Secured Party harmless from and against any and all liabilities, fees or additional expenses with respect to or resulting from any delay in paying, or omission to pay, such Taxes or other liabilities in respect of such payment required to be made by the Guarantor. Within thirty (30) days after the payment by the Guarantor of any such Taxes, the Guarantor shall furnish such Secured Party with the original or a certified copy of the receipt evidencing payment thereof, together with any other information such Secured Party may reasonably require to establish to its satisfaction that full and timely payment of such Taxes has been made.

            (c) Any Payee that is organized under the laws of a jurisdiction other than that in which the Guarantor is located and that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Guarantee Agreement, shall deliver to the Guarantor (with a copy to the Offshore Collateral Agent), no later than thirty (30) days after the Closing Date, with respect to Payees that are party to this agreement on the Closing Date, or thirty (30) days after the date on which any other Payee becomes a party to this Guarantee Agreement or at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate.

            (d) Each Payee shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 6.5, including upon request of the Guarantor, to change its Applicable Lending Office, if applicable; provided, however, that such efforts shall not include the taking of any actions by a Payee that would result in any tax, costs or other expense to such Payee (other than a tax, cost or expense for which such Payee shall have been reimbursed or indemnified by the Borrower pursuant to this Agreement or otherwise) or any action that would in the reasonable opinion of such Payee be materially disadvantageous to such Payee.

            (e) The agreements and obligations of the Guarantor contained in this Section 6.5 shall survive the satisfaction in full of the Obligations.

      6.6. Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Secured Party shall have the right, without prior notice to the Guarantor, any such notice being expressly waived by the Guarantor to the extent permitted by applicable Law, upon any amount becoming due and payable hereunder (whether at the stated maturity thereof, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party or any branch, agency or Affiliate thereof to or for the credit or the account of the Guarantor.

      6.7. Waivers. The failure or forbearance of any Secured Party on any occasion to exercise any rights or remedies hereunder or otherwise granted to it by law or another agreement shall not affect the obligations of the Guarantor hereunder and shall not constitute a waiver of such right or remedy or preclude the later or further exercise thereof. Time is of the essence of this Guarantee Agreement and the Guarantor's obligations hereunder.

      6.8. Amendments, Etc. No amendment or waiver of any provision of this Guarantee Agreement nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Offshore Collateral Agent and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      6.9. Notices. All notices and other communications provided for hereunder required or permitted to be given to a party hereto shall be in writing and shall be personally delivered, sent by an overnight courier or by facsimile transmission, as follows: (i) if to the Guarantor, at the address specified under its name as set forth in Schedule 6.9; and (ii) if to the Offshore

Collateral Agent, at Banco Santander Central Hispano, S.A., New York Branch, 45 East 53rd Street, New York, New York 10022, Attention: Ligia Castro, Telephone:
212-350-3677, Telecopier: 212-350-3647, or as to each party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. Notices that are delivered by hand or overnight courier shall be deemed received upon delivery. Notices that are delivered by facsimile shall be deemed delivered upon receipt. Notwithstanding the preceding provisions of this Section 6.9, notices and communications to the Offshore Collateral Agent pursuant to Article II shall not be effective until received by the Offshore Collateral Agent.

      6.10. Successors and Assigns. This Guarantee Agreement shall be binding upon and inure to the benefit of the Secured Parties and the Guarantor and their respective successors, transferees and assigns (including without limitation any successor Offshore Collateral Agent); provided, however, that the Guarantor may not assign or transfer any of its obligations hereunder without the prior written consent of the Offshore Collateral Agent (acting at the direction of the Intercreditor Agent).

      6.11. Severability of Provisions. If any provision of this Guarantee Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guarantee Agreement or the application of such provision to the other Persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Guarantee Agreement shall be valid and enforceable to the full extent permitted by law.

      6.12. Governing Law; Judicial Proceedings; Waiver of Jury Trial. (a)
This Guarantee Agreement and the rights and obligations of each Person hereunder shall be construed in accordance with, and be governed by, the law of the State of New York, United States of America.

      (b) Each of the parties hereto hereby (i) expressly and irrevocably submits and consents to the jurisdiction of any State or Federal court sitting in the Borough of Manhattan, and any appellate court having jurisdiction over appeals from any of such courts, in any action to resolve any controversy or claim arising out of this Guarantee Agreement, any other Transaction Document to which the Guarantor is a party or any document related hereto or thereto (unless such document expressly states otherwise therein), (ii) agrees that all claims in such action may be decided in any such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by registered or certified mail (or any substantially similar form of mail), postage prepaid and return receipt requested, or by personal service within or without the State of New York, at the address for notices referred to in Schedule 6.9. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Furthermore, each party hereby submits to the competent courts of its corporate domicile in any action or proceeding against it in connection with this Guarantee Agreement or any other Transaction Document to which the Guarantor is a party or any document related hereto or thereto (unless such document expressly states otherwise therein). Nothing herein shall affect the right of any party to bring legal action or proceedings in any other competent jurisdiction.

      (c) The Guarantor hereby designates, appoints and empowers CT Corporation System, at 111 Eighth Avenue, 13th Floor, New York, N.Y. 10011 as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding in the State of New York arising out of or relating to this Guarantee Agreement, each other Transaction Document to which it is a party and each other document related hereto or thereto (unless such documents expressly state otherwise therein), for so long as any of its obligation shall remain outstanding hereunder or thereunder. The Guarantor hereby covenants to deliver to the Offshore Collateral Agent on or prior to the Closing Date a duly notarized irrevocable special power of attorney which shall be sufficient for purposes of Mexican law to validate the appointment of CT Corporation System on the terms set forth in this Guarantee Agreement.

      (d) The Guarantor agrees that it shall at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties, and, in the event that for any reason the agent mentioned in clause (c) above shall not serve as agent for the Guarantor to receive service of process in the State of New York on its behalf, the Guarantor shall promptly appoint a successor satisfactory to the Offshore Collateral Agent so to serve, advise the Offshore Collateral Agent thereof, and deliver to the Offshore Collateral Agent evidence in writing of the successor agent's acceptance of such appointment.

      (e) To the extent the Guarantor may, in any action or proceeding arising out of or relating to any of the Transaction Documents brought in Mexico, New York or elsewhere, be entitled under applicable Law to require or claim that any Secured Party post security for costs or take similar action, the Guarantor hereby irrevocably waives and agrees not to claim the benefit of such entitlement.

      (f) To the extent that the Guarantor may be entitled in any jurisdiction to claim for itself or its property immunity in respect of its obligations under this Guarantee Agreement from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its property, the Guarantor irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

      (g) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS GUARANTEE AGREEMENT AND ANY DOCUMENT RELATED HERETO OR THERETO AND THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE HEREOF OR THEREOF OR BEFORE OR AFTER PAYMENT, OBSERVANCE AND PERFORMANCE IN FULL OF THE GUARANTOR'S GUARANTEED OBLIGATIONS HEREUNDER.

      (h) Nothing herein shall affect the right of the Offshore Collateral Agent to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

      6.13. Limitation of Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE GUARANTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE GUARANTOR IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THIS GUARANTEE AGREEMENT OR ANY TRANSACTION DOCUMENT TO WHICH THE GUARANTOR IS A PARTY (OR ANY DOCUMENT RELATED HERETO OR THERETO), OR THE TRANSACTIONS CONTEMPLATED AND THE RELATIONSHIP ESTABLISHED BY THIS GUARANTEE AGREEMENT OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH.

      6.14. Judgment Currency. (a) If for any purpose of obtaining or enforcing any judgment against the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than U.S. Dollars (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in U.S. Dollars, the conversion shall be made at the Dollar Equivalent determined on the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date"). In any such case, if there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantor covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. As used herein, "Dollar Equivalent" means, with respect to any monetary amount in a currency other that U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by the Offshore Collateral Agent at approximately 11:00 a.m. (New York City time) on the day of determination thereof specified herein or, if the day of determination thereof if not otherwise specified herein, the date two applicable Business Days prior to such determination; and

      (b) For purposes of determining the Dollar Equivalent for this Section, such amounts shall include any premium and cost payable in connection with the purchase of U.S. Dollars.

      6.15. Captions. Captions in this Guarantee Agreement are included for convenience of reference only and shall not constitute a part of this Guarantee Agreement for any other purpose.

      6.16. Registration. Each party may request in writing that the parties hereto cause to be filed such public deeds in its jurisdiction of incorporation or elsewhere as are necessary or appropriate (in the opinion of the requesting party) to preserve, continue, perfect or maintain any provision of this Guarantee Agreement and the party receiving such request shall comply promptly (and in any event within 30 days of receipt of such request) by executing and registering such proposed public deeds. All registration fees and related expenses shall be paid promptly and directly by the Guarantor.

      6.17. Expenses. The Guarantor agrees to pay upon demand the amount of any and all expenses that any Secured Party may incur in connection with the (i) preparation, execution, and delivery of this Guarantee Agreement (including the fees, disbursements and other charges of counsel) and (ii) the amendment, modification or supplementation of this Guarantee Agreement or the exercise or enforcement of any Secured Party's rights or interests hereunder (including the fees, disbursements and other charges of counsel).

      6.18. Confidentiality; Use of Name. (a) In connection with the negotiation and administration of this Guarantee Agreement, the Guarantor has furnished and will from time to time furnish to the Offshore Collateral Agent and the Secured Parties (each, a "Recipient") written information that is identified to the Recipient in writing when delivered as confidential (such information, other than any such information that (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient, or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Guarantor, being hereinafter referred to as "Confidential Information"). The Recipient shall maintain the confidentiality of any Confidential Information in accordance with such procedures as the Recipient applies generally to information of that nature. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with current or prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such prospective participant's or assignee's entering into an understanding as to confidentiality similar to this provision. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required or requested (i) by a regulatory agency or otherwise, including in compliance with disclosure requirements set forth by any applicable securities' agency or commission, or an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or in connection with any pending or threatened litigation, (iii) otherwise as required by law, or (iv) in order to protect its interests or its rights or remedies hereunder or under the other Financing Documents, in the event of any required disclosure under clause (ii) or (iii), above, the Recipient agrees to use reasonable efforts to inform the Guarantor that provided such Confidential Information as promptly as practicable.

      (b) The Guarantor shall not use the name of any Secured Party in any advertisement without the express written consent of such party.

      6.19. Integration. This Guarantee Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supercedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

      6.20. Release. Any indefeasible payment by the Guarantor to the Offshore Collateral Agent, for the benefit of the Secured Parties, or performance in accordance with the provisions hereof shall release the Guarantor from any further liability hereunder in respect of such payment or performance.

                  [Remainder of Page Left Blank Intentionally]

      IN WITNESS WHEREOF, the Guarantor has executed this Guarantee Agreement under seal in the City of New York, New York as of the date first above written.

                              GUARANTOR:

                              Empresas ICA, Sociedad Controladora, S.A. de C.V.

                              --------------------------------------------------
                              Name:
                              Title:

                   [Signature Page to ICA Guarantee Agreement]

ACKNOWLEDGED AND ACCEPTED:

Banco Santander Central Hispano, S.A., New York Branch, as Offshore Collateral Agent

------------------------------
Name:
Title:

------------------------------
Name:
Title:

                   [Signature Page to ICA Guarantee Agreement]

                                  SCHEDULE 3.5

                                   LITIGATION

An arbitration claim was initiated by the company, Compania de Nitrogeno de Cantarell, S.A. de C.V. (CNC) against ICA and its partners in connection with the nitrogen production facility constructed for the Cantarell oil fields.

The arbitration proceedings were initiated in New York against ICA; the joint venture between ICA Fluor Daniel and Linde A.G.; ICA Fluor Daniel, S. de R.L. de C.V. (ICA/Fluor), the Mexican joint venture between ICA and Fluor Corporation; Fluor Corporation, Linde L.P.M. and Linde A.G.

CNC alleges defects in the design, construction, and operation of the Cantarell nitrogen production facility, which allegedly resulted in damages to CNC. CNC's claims total approximately US$ 76.5 million, including approximately US$ 39.3 million in consequential damages.

The construction contract included performance guarantees from ICA and Fluor Corporation regarding the work being carried out by ICA/Fluor. The original amount of the construction contract was US$ 737.5 million, which was later increased to approximately US$ 779 million. ICA/Fluor executed approximately 80 % of the contract value. The plant started operations in 2000. ICA Fluor Daniel and Linde A.G. believe CNC owes the construction consortium between US$ 6 and 7 million in bonus payments for having completed the construction of the nitrogen plant ahead of schedule, change orders, back payments and interest.

The arbitration proceeding is currently in the discovery phase. ICA believes that it has meritorious defenses against CNC's claims and that the outcome of the arbitration is not expected to have a material adverse effect on ICA.

                                 SCHEDULE 3.6(a)

                             GOVERNMENTAL APPROVALS

None.

                                 SCHEDULE 3.7(b)

                                   TAX RETURNS

None.

                                 SCHEDULE 3.8(a)

                               ABSENCE OF DEFAULTS

None.

                                  SCHEDULE 4.5

                                 PERMITTED LIENS

                                    Attached

                                  SCHEDULE 4.6

                              DISPOSITION OF ASSETS

                                    Attached

                                  SCHEDULE 6.9

                              NOTICES TO GUARANTOR

Empresas ICA, Sociedad Controladora, S.A. de C.V.
Mineria 145, Edificio D, 3er Piso
11800 Mexico D.F.
Attention:  Jorge Ibarrola, Luis Horcasitas and Gabriel de la Concha